United States securities and exchange commission logo





                      June 4, 2021

       Diana Saadeh-Jajeh
       Interim Chief Financial Officer
       GameStop Corp.
       625 Westport Parkway
       Grapevine, TX 76051

                                                        Re: GameStop Corp.
                                                            Form 10-K for the
Fiscal Year Ended January 30, 2021
                                                            Filed March 23,
2021
                                                            File No. 1-32637

       Dear Ms. Saadeh-Jajeh:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services